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                                                                     EXHIBIT 3.3

                          CERTIFICATE OF AMENDMENT OF
                        THE AMENDED AND RESTATED BYLAWS
                                       OF
                                  YAHOO! INC.

    The undersigned, being the duly acting and appointed Secretary of Yahoo! Inc., a California corporation, hereby certifies that Article III, Section 3.2 of the Amended and Restated Bylaws of this corporation was amended by the Board of Directors, effective as of January 11, 1999, as follows:

      "Secion 3.2 NUMBER OF DIRECTORS. The number of directors of the corporation shall be not less than four (4) nor more than seven (7). The exact number of directors shall be six (6) until changed, within the limits specified, by a bylaw amending this Section 3.2, duly adopted by the board of directors or by the shareholders. The indefinite number of directors may be changed, or a definite number may be fixed without provision for an indefinite number, by a duly adopted amendment to the articles of incorporation or by an amendment to this bylaw duly adopted by the vote or written consent of holders of a majority of the outstanding shares entitled to vote; provided, however, that an amendment reducing the fixed number or the minimum number of directors to a number less than six
      (6) cannot be adopted if the votes cast against its adoption at a meeting, or the shares not consenting in the case of an action by written consent, are equal to more than sixteen and two-thirds percent (16 2/3%) of the outstanding shares entitled to vote thereon. No amendment may change the stated maximum number of authorized directors to a number greater than two
      (2) times the stated minimum number of directors minus one (1).

      No reduction of the authorized number of directors shall have the effect of removing any director before that director's term of office expires."

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Dated: January 11, 1999                         /s/ JOHN PLACE
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                                                John Place, Secretary
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